  Exhibit 10.4
TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is dated and effective as of February 28, 2017 (the “Effective Date”) by and between Brekford Corp., a Delaware corporation (“Transferor”), and Global Public Safety, LLC, a Delaware limited liability company (“Transferee”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Contribution and Unit Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among Transferor, Transferee and LB&B Associates Inc., a North Carolina corporation, Transferor is contributing certain assets to Transferee that are used or held for use in connection with the Business;

WHEREAS, Transferor and Transferee desire to provide for the efficient transition of the Business following the Closing; and

WHEREAS, in order to promote such efficient transition and as a material inducement to Transferor and Transferee to enter into the Purchase Agreement, Transferor and Transferee have agreed to handle certain transitional matters in the manner stated in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Transition Services. During the Term (as defined below), Transferor shall use commercially reasonable efforts to provide or cause to be provided certain services to Transferee and shall provide Transferee with access to and use of certain assets owned by Transferor, as specifically set forth on Schedule 1 attached hereto (collectively, the “Transition Services”), for the time periods set forth therein for each of the Transition Services (the time period for which Transferor will provide each Transition Service, the “Service Period”).

2. Fees and Payment.

(a) As consideration for the provision of the Transition Services, Transferee shall pay to Transferor the fee set forth in the relevant provision of Schedule 1 hereto in respect of each such Transition Service (collectively, the “Service Fees”).

(b) Transferor shall submit statements of account to Transferee on a monthly basis (in arrears) with respect to all amounts owed by Transferee to Transferor hereunder (the “Invoiced Amount”), setting out (i) the relevant Transition Services provided during the preceding month by reference to Schedule 1, (ii) the Service Fees payable hereunder in respect thereof, and (iii) any invoices for any service provided by third parties (and payable by Transferee pursuant to the terms hereof). Transferee shall pay the Invoiced Amount to Transferor by wire transfer within thirty (30) days of the date of Transferee’s receipt of the statement of account (the “Payment Date”).

(c) In the event that Transferor purchases from any unaffiliated third party any goods or services used to provide any Transition Service set forth on Schedule 1 and the fees charged by such third party or its replacement increase or decrease following the date of this Agreement, the parties agree that the fees associated with any such Transition Service shall be adjusted to reflect Transferor’s out-of-pocket costs following such increase or decrease, provided that any increase is commercially reasonable, and Schedule 1 shall be deemed to be amended to reflect any such adjustment.

(d) Any Service Fees not paid on the Payment Date shall be subject to late charges for each day any such fees are overdue, calculated at a rate of 3% per annum from the Payment Date to the date of payment.

(e) The parties acknowledge and agree that there may be some services Transferor provided with respect to the Business that are not specifically identified in this Agreement, Schedule 1 or any other agreement referred to herein, of which Transferor and Transferee may not be aware until the time such services are needed. Accordingly, in addition to the Transition Services described in Section 1 above, the parties agree that if during the Term additional Transition Services (the “Additional Transition Services”) not currently contemplated by this Agreement or Schedule 1 should be reasonably required to conduct the Business as currently conducted or to migrate the Contributed Assets to Transferee, then the parties hereto shall negotiate in good faith for the provision of such services by Transferor to Transferee, and Transferor shall charge Transferee the amounts payable for such Additional Transition Services “at cost”. Transferee and Transferor shall document the inclusion in this Agreement of such Additional Transition Services hereunder by an amendment, letter, agreement or memorandum signed by duly authorized representatives of both parties, referencing and incorporating this Agreement, as appropriate and agreed upon by the parties.

(f) Any taxes assessed on the provision of the Transition Services hereunder shall be paid by Transferor.

3. Standard of Performance of Transition Services. Transferor shall use reasonable care in providing the Transition Services to Transferee and Transferee shall use reasonable care when using the assets of Transferor. Transferee shall assume responsibility for the Transition Services as soon as reasonably practicable, and in any event, prior to the expiration of the Service Period for the applicable Transition Service, and Transferor shall use its commercially reasonable efforts to assist Transferee, at Transferee’s sole cost and expense (if such assistance is not already covered by the Transition Services), in the transfer of responsibility for the Transition Services to Transferee.

4. Warranty and Liability; Indemnification.

(a) Except for applicable warranties expressly set forth in this Agreement and the Purchase Agreement, neither party hereto makes any warranties, express or implied, with respect to the Transition Services to be provided under this Agreement.

(b) To the extent necessary to facilitate as quickly as practicable Transferee’s substitution of services for the Transition Services, Transferor shall, at the sole cost and expense of Transferee (if such assistance is not already covered by the Transition Services), afford to Transferee and its employees reasonable access, upon reasonable notice during normal business hours during the Term, to the personnel of Transferor responsible for providing the Transition Services.

(c) Neither party shall be liable to the other party for any Losses (including loss of profits) caused directly or indirectly by any action taken in connection with the Transition Services to be provided under this Agreement, except as specifically provided herein or as results from or arises in connection with the gross negligence or willful misconduct of the other party.

(d) Each party hereto will indemnify and hold the other party, its directors, officers, members, employees and agents harmless from and against any and all Losses arising out of or relating to (a) such party’s failure or alleged failure to comply with its obligations pursuant to this Agreement, and (b) any allegedly wrongful or grossly negligent acts of such party (and/or its agents) with respect to the Transition Services.

5. Force Majeure. Neither party shall be in default under this Agreement for failure or delay in performance of its obligations under this Agreement, if caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or other cause reasonably beyond the control of such party (a “Force Majeure Event”).

6. Term and Termination.

(a) Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in effect until the last date on which the obligation to provide any Transition Services hereunder (as set forth on Schedule 1) shall cease (the “Term”).

(b) Termination. This Agreement shall automatically terminate at the end of the Term. Prior to the end of the Term, this Agreement may be terminated by written notice given as follows:

(1) by Transferor if Transferee fails to pay any Service Fees (or any portion thereof not being disputed in good faith) or to provide Transferor with written notice of any good faith dispute with respect to such Service Fees within thirty (30) days following a Payment Date;

(2) by either party if the other party is in breach of any material obligation hereunder, and has not cured such breach within thirty (30) days after receipt of written notice from the non-breaching party specifying and requesting the correction of such breach;

(3)  by either party upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by the other party, or upon the failure by the other party for more than sixty (60) days to discharge any such actions against it. Such termination shall be effective upon receipt of the written notice thereof; or

(4) by either party if any failure or delay of the other party in performing any obligation under this Agreement due to a Force Majeure Event shall continue for more than thirty (30) consecutive days or any 60 non-consecutive days.

(c) Termination of Transition Services. Transferee may terminate receipt of any particular Transition Service upon that number of days’ prior written notice as set forth on Schedule 1 with respect to such Transition Service. Such termination shall not affect any of the other Transition Services being provided hereunder.

(d) Extension of Transition Services. Any Service Period may be extended and applicable rates established upon mutual agreement by Transferee and Transferor.

7. Mutual Cooperation and Future Assurances. Prior to the termination of this Agreement, the parties shall reasonably cooperate in good faith to facilitate the performance of this Agreement, and each party shall deliver to the other party copies of such documents, records and information as are reasonably necessary to such performance.

8. Confidentiality; No License.

(a) Without limiting the effectiveness of the transfer of the Contributed Assets to Transferee pursuant to the Purchase Agreement, each party hereto agrees that such party’s materials, data and/or information, including, without limitation, any configuration files or indices, that may be provided to the other party concerning the CI Providing Party’s (as defined below) business provided to or generated by the CI Receiving Party (as defined below) in connection with the Transition Services are proprietary trade secrets and confidential information (“Confidential Information”) of the CI Providing Party, and neither party shall possess any interest, title, lien or right in any Confidential Information of the other party. Each party agrees not to (i) disclose the Confidential Information of the other party to any third party (other than its Representatives (as defined below)) or (ii) use the Confidential Information of the other party except as necessary to perform its obligations under this Agreement, in either case without the express prior written consent of the CI Providing Party, and each party shall be responsible for any breaches of this Section 8 by its directors, officers, members, managers, employees, representatives (including financial advisors, attorneys and accountants) or agents (collectively, the “Representatives”).

(b) The term “Confidential Information” will not, however, include information that (i) is or becomes publicly available other than as a result of a disclosure in breach of this Agreement by the party receiving the Confidential Information (the “CI Receiving Party”) or its Representatives, (ii) is or becomes available to the CI Receiving Party on a non-confidential basis from a source (other than the party providing, directly or indirectly, its Confidential Information (the “CI Providing Party”) or its Representatives) which, to the CI Receiving Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the CI Providing Party, or (iii) is independently developed by the CI Receiving Party.

(c) Upon the earliest to occur of the termination of this Agreement, such time as any Confidential Information ceases to be required by the CI Receiving Party to perform or receive Transition Services hereunder or at the request of a CI Providing Party, a CI Receiving Party shall promptly return, or cause to be returned, all or any requested portion of such Confidential Information and shall destroy, or cause to be destroyed, all copies (including electronic versions) of any compilations, analyses, studies or other documents prepared by the CI Receiving Party or its Representatives containing or reflecting any such Confidential Information, subject to and in accordance with the terms and provisions of this Agreement and any record retention requirement to which a CI Receiving Party is subject under applicable Law; provided, however, that all such Confidential Information, including any electronically stored Confidential Information, which is not returned and/or destroyed in accordance with this Section 8(c) shall continue to be treated as Confidential Information by CI Receiving Party until its return or destruction.

(d) Notwithstanding the other provisions of this Section 8, the CI Receiving Party may disclose Confidential Information of the CI Providing Party to the minimum extent required by applicable Law, regulation or legal process; provided, that the CI Receiving Party (i) has, to the extent legally permissible, first provided the CI Providing Party with prompt, prior written notice of such request or requirement, and (ii) shall cooperate with the CI Providing Party, at the CI Providing Party’s expense, to seek an appropriate protective order or other remedy or to take steps to resist or narrow the scope of such request or legal process. Notwithstanding the foregoing, if the CI Receiving Party discloses any of the CI Providing Party’s Confidential Information pursuant to this Section 8(d) to any Governmental Entity, the CI Receiving Party shall take all reasonably necessary steps to ensure that such Governmental Entity does not acquire the right to re-publish the Confidential Information outside of said Governmental Entity.

(e) Notwithstanding the other provisions of this Section 8, the CI Receiving Party acknowledges that the CI Providing Party has a responsibility to its customers and other consumers using its services to keep information about such persons strictly confidential. Except to carry out the purposes for which the CI Providing Party or one of its affiliates disclosed such information to the CI Receiving Party, the CI Receiving Party hereby agrees that it will not disclose Confidential Information of the CI Providing Party, during or after the Term of this Agreement, other than on a “need to know” basis and then only to: (i) affiliates of the CI Providing Party, as requested by the CI Providing Party; (ii) the CI Receiving Party’s directors, members, managers, employees or officers; (iii) affiliates of the CI Receiving Party, and (iv) the CI Receiving Party’s independent contractors, agents and consultants, provided that such independent contractors, agents and consultants are subject to a written confidentiality agreement requiring such persons to comply with the CI Receiving Party’s confidentiality and non-disclosure policies or to otherwise maintain the confidentiality of such information in accordance with the terms of the applicable confidentiality agreement. The CI Receiving Party shall not use or disclose Confidential Information of the CI Providing Party for any purpose other than in connection with the performance of this Agreement. The CI Receiving Party shall treat Confidential Information of the CI Providing Party with at least the same care that it employs for its own Confidential Information of a similar nature which shall not be less than a commercially reasonable level of care.

(f) Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise any license of any intellectual property owned or controlled by either party following consummation of the transactions contemplated by the Purchase Agreement.

9. Relationship of Parties. The relationship between Transferee and Transferor is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Transferee and Transferor. Neither party shall have any express or implied right or authority to assume or create any obligation on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

10. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, only in writing executed by both parties. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

11. Notices. The notice provisions of the Purchase Agreement shall govern this Agreement.

12. Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned, by operation of law or otherwise, by either of the parties hereto without the prior written consent of the other party hereto. Notwithstanding the foregoing, each party shall remain liable for all of their respective obligations under this Agreement. Subject to the forgoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of the foregoing shall be void.

13. Survival. All terms of this Agreement that by their nature extend beyond the expiration or termination of this Agreement shall remain in effect until fulfilled, including Sections 4, 8, 13 and 14.

14. Miscellaneous. This Agreement does not create any rights in any person or party who is not a party to this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principals of the State of Delaware, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile transmission, portable document format (PDF) or other reasonable electronic transmission shall constitute effective execution and delivery of this Agreement. Except for matters set forth in the Purchase Agreement or other agreements executed in connection with the Purchase Agreement, this Agreement sets forth the complete agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TRANSFEREE:
[GLOBAL PUBLIC SAFETY, LLC]

By: /s/ Rodney W. Hillman
Name: Rodney W. Hillman
Its: President

TRANSFEROR:
BREKFORD CORP.

By: /s/ Rodney W. Hillman
Name: Rodney W. Hillman
Its: President and COO

[Signature Page to Transition Services Agreement]

Schedule 1

SERVICES TO BE PROVIDED BY TRANSFEROR

	Service	Term of Service	Cost	Notice required by Recipient to Terminate
1.	Technical training and support to transition equipment and systems	Two Months	None	Immediate
2.	Engineering consulting to support on-going programs as needed	Two – Three Months	None	Immediate
3.	Transition of payroll and benefits to Transferee systems.	One Month	None	Immediate
4.
Contract management services pertaining to existing contract portfolio during Term of Service, including, without limitation, client communications pending assignment and/or novation of the prime agreement, and historical background and context.

		Six Months	None	Immediate
5.
Subcontract management services pertaining to subcontracts and consultant agreements arising from the Business’s existing contract portfolio during Term of Service, including, without limitation, subcontractor communications pending assignment and/or consent to assignment, and historical background and context.
		Six Months	None	Immediate
6.	General FP&A & accounting support on Transferor’s existing contract portfolio until system migration & novation of contracts is complete.	Three – Six Months	None	Immediate